May 24, 2004

Jay Stulberg, President
BuzSoft Inc
1900 Consulate Place
West Palm Beach, Fl 33401-1843

Dear Mr. Stulberg:

This will confirm the basis upon which SurfNet Media Group, Inc. has engaged you through BuzSoft Inc, on a nonexclusive basis, to provide advisory services to
SurfNet regarding (i) general business planning and implementation design, (ii)
cash flow and financial modeling to support current and future business planning, and (iii) overseeing financial statement reporting and quarterly public filings. Subject to the conditions described below, you will be available to provide such services to SurfNet on a part-time basis through May 2007 (the
"Term").

Section 1. Services to be Rendered.

You will perform the following services (the "Services"):

        1. Gain familiarity with the business, technology, products, operations, financial condition and prospects of SurfNet; and

        2. Assist SurfNet in (i) general business planning and implementation design, (ii) cash flow and financial modeling to support business planning, and (iii) overseeing financial statement reporting and quarterly public filings.

You will determine the method, details and means of performing the Services.

SurfNet will furnish you with such information as you reasonably request in connection with the performance of the Services (all such information so furnished is referred to herein as the "Information"). In performing the
Services, you may use the Information as well as publicly available information regarding SurfNet and assume and rely upon the accuracy and completeness of all such information. With respect to any existing financial forecasts and projections made available to you by SurfNet and used by you in performing the
Services, you will be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SurfNet as to the matters covered thereby.

Section 2. Fees.

SurfNet will compensate you for performance of the Services at the rate of
$36,667 per annum through the issuance of one hundred sixty-five thousand shares
(165,000) of common stock of SurfNet (the "Shares") reserved for issuance under
SurfNet's Stock Plan and registered on Form S-8. For purposes of calculating the aggregate consideration, the value of the Shares will be determined as of May
24, 2004, on the basis of the closing bid price on the OTCBB as of that date as quoted on Yahoo! Finance (i.e., $1.50 per share).

Section 3. Expenses.

In addition to any fees that may be payable to you hereunder and regardless of whether any Transaction is proposed or consummated, SurfNet hereby agrees, from time to time upon request, to reimburse you for reasonable travel and other out-of-pocket expenses incurred in connection with this Agreement. Any fees and/or disbursements individually or in the aggregate in excess of one hundred dollars ($100.00) per month must be approved in advance by the written consent of a duly authorized SurfNet officer.

Section 4. Office Space and Support Staff.

You will be responsible for supplying your own office space but may perform
Services under this Agreement on SurfNet's premises at SurfNet's request. You will be responsible for supplying your own office support staff, if any. Any and all personnel hired by you, as employees, consultants, agents or otherwise
(collectively "Staff") shall be the responsibility of you. You will inform all
Staff in writing at the time that such Staff are hired by you that such Staff are not employees of SurfNet and that SurfNet has no present or future obligation to employ such Staff or provide such Staff with any compensation and/or employment benefits. You will be solely responsible for the acts of such
Staff and the Staff will conduct their activities at your risk, expense and supervision. You warrant and covenant that the Staff shall be subject to all of the obligations applying to you pursuant to this Agreement and that each member of the Staff shall execute a copy of this Agreement.

Section 5. Status.

On and after the Effective Date, you and your Staff, if any, shall at all times be and be deemed to be independent contractors of SurfNet. Neither you nor any of your Staff is an employee or agent of SurfNet for any purpose whatsoever, and shall not be entitled to paid vacation days, sick days, holidays or any other benefits provided to SurfNet employees. You agree that no income, social security or other taxes or amounts shall be withheld or accrued by SurfNet for your benefit or for the benefit of her Staff and no statutory insurance shall be written by SurfNet on behalf of you or the employees of you. Neither you nor any of your Staff shall, under any circumstances, have any authority to act for or to bind SurfNet or to sign the name of SurfNet or to otherwise represent that
SurfNet is in any way responsible for your acts or omissions. Neither you nor your Staff has or have any authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding upon SurfNet. It is anticipated that you will perform services as an independent contractor, employee, officer or director for parties other than SurfNet during the Term.

Section 6. Scope of Responsibility.

Neither you nor any of your affiliates (nor any of their respective control persons, directors, officers, employees or agents) will be liable to SurfNet or to any other person claiming through SurfNet for any claim, loss, damage, liability, cost or expense suffered by SurfNet or any such other person arising out of or related to your engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by you, other than an action or failure to act undertaken at the request or with the consent of SurfNet, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of you.

Section 7. Termination of Engagement.

Your engagement hereunder may be terminated by SurfNet at any time, with or without cause, upon written notice to that effect.

Section 8. Confidentiality.

SurfNet will be revealing to you certain proprietary information which might include, without limitation, information pertaining to proprietary software applications, acquisition targets, business operations and integration strategies, capital structure, financing sources, and sales and marketing strategies, from which SurfNet might derive economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This proprietary information is hereinafter referred to collectively as the "Protected
Information." As a condition to SurfNet sharing with you, whether in writing or orally, any Protected Information, you hereby acknowledge and agree with SurfNet as follows:

        (a) The Protected Information, whether now or hereafter furnished to you in whole or in part, is confidential.

        (b) SurfNet's business and prospects could be damaged if its Protected
            Information is disclosed to third parties without SurfNet's consent.

        (c) You will keep confidential and refrain from disclosing or divulging to any person SurfNet's Protected Information without SurfNet's prior written consent (other than disclosures to your agents,

            representatives or employees who will be bound by the terms of this
            Agreement and advised that SurfNet's Protected Information must be treated as confidential).

        (d) You will not use SurfNet's Protected Information (nor permit the use thereof) in a manner or for a purpose detrimental to SurfNet's business.

Your obligation of confidentiality with respect to Protected Information which constitutes trade secrets under the Uniform Trade Secrets Act (or other similar applicable law) shall run for as long as such information remains a trade secret. Your obligation of confidentiality with respect to Protected Information that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), shall run for three (3) years from the date we terminate our relationship.

Wrongful disclosure or use of Protected Information in contravention of the provisions of this Agreement will give rise to irreparable injuries not adequately compensable in damages. In the event that preliminary injunctive relief to maintain the status quo is required, such relief may be sought by
SurfNet from any court of competent jurisdiction, and you agree to be bound by any and all orders rendered by such court.

Section 9. Compulsory Arbitration.

Except as provided in Section 8, any controversy, claim and/or dispute arising out of or relating to this Agreement or the breach hereof or subject matter hereof (including any action in tort) will be finally and fully settled by arbitration in Maricopa County, Arizona in accordance with the then-existing
Commercial Arbitration Rules of the American Arbitration Association (the
"AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having applicable jurisdiction. Written notice of demand for arbitration will be given to the other parties and to the AAA within six (6)
months after the controversy, claim or dispute has arisen or be barred, and in no event after the date when the institution of court proceedings based on such dispute would be barred by the applicable statute of limitations. Controversies, claims and/or disputes will be resolved by one arbitrator selected by the mutual agreement of the parties or, failing that agreement within forty-five (45) days after written notice demanding arbitration, by the AAA. There will be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, and (ii) depositions of all Party witnesses.
Depositions will be conducted in accordance with the rules or code of Civil
Procedure of the jurisdiction in which the arbitration is conducted, and a court reporter will record all hearings, with such record constituting the official transcript of such proceedings. All decisions of the arbitrator will be in writing, and the arbitrator will provide reasons for the decision. Each party will bear its own respective attorney's fees and costs in accordance with any dispute or arbitration.

Section 10. Governing Law: Jurisdiction.

This Agreement will be deemed to have been executed in the State of Arizona and will be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Arizona, but excepting (i) any State of
Arizona rule which would result in judicial failure to enforce the arbitration provisions hereof or any portion thereof and (ii) any State of Arizona rule which would result in the application of the law of a jurisdiction other than the State of Arizona. Any dispute arising from this Agreement must be filed in the county in which the principal office of SurfNet is located.

Section 11. Miscellaneous.

Nothing in this Agreement is intended to obligate or commit you or any of your affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together will be considered a single instrument. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings
(both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof will inure to the benefit of and be binding upon the successors and assigns of SurfNet. You may not assign your obligations or rights pursuant to this Agreement without the prior written consent of SurfNet. No failure or delay by SurfNet in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

Section 12. Legal Counsel

You have been advised that the party who drafted this Agreement on behalf of
SurfNet is a licensed attorney, that he is representing SurfNet's interests only and that you have been urged to retain legal counsel to advise you.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement will become upon approval by
SurfNet's Board of Directors.

Very truly yours,

SURFNET MEDIA GROUP, INC.

    /s/ Robert D. Arkin
By:_________________________
      Robert D. Arkin, Chairman

Accepted and agreed:

BUZSOFT INC.

    /s/ Jay Stulberg
_______________________
Jay Stulberg, President